EXHIBIT 99.1

VOTING AGREEMENT

March 22, 2019

This Voting Agreement is entered into between ChoiceOne Financial Services, Inc. and each of the undersigned directors of County Bank Corp. ("CBC"). Each of the undersigned directors hereby agrees in his or her individual capacity as a shareholder to vote his or her shares of CBC Common Stock that are registered in his or her personal name (and agrees to use his or her reasonable efforts to cause all additional shares of CBC Common Stock owned jointly by him or her with any other person or by his or her spouse or over which he or she has voting influence or control to be voted) in favor of the Agreement and Plan of Merger by and ChoiceOne Financial Services, Inc. and CBC, dated March 22, 2019 (the "Plan of Merger"). In addition, each of the undersigned directors hereby agrees not to make any transfers of shares of CBC Common Stock with the purpose of avoiding his or her agreements set forth in the preceding sentence and agrees to cause any transferee of such shares to abide by the terms of this Voting Agreement. Each of the undersigned is entering into this Voting Agreement solely in his or her capacity as an individual shareholder and, notwithstanding anything to the contrary in this Voting Agreement, nothing in this Voting Agreement is intended or shall be construed to require any of the undersigned, (i) in his or her capacity as a director of CBC or (ii) in his or her capacity as a trustee, personal representative or other fiduciary capacity, to act or fail to act in accordance with his or her duties in such director or fiduciary capacity. Furthermore, none of the undersigned makes any agreement or understanding herein in his or her capacity as a director of CBC. Notwithstanding any contrary provision herein, this Voting Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earliest of (a) the date on which the CBC Shareholder Approval (as defined in the Plan of Merger) is obtained; (b) the termination of the Plan of Merger in accordance with its terms; or (c) upon a CBC Adverse Recommendation Change (as defined in the Plan of Merger). This Voting Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

[Signature page follows]

Dated as of the date first set forth above.

CHOICEONE FINANCIAL SERVICES, INC.

/s/ Kelly J. Potes
By:	Kelly J. Potes
Its:	Chief Executive Officer

/s/ Michael J. Burke, Jr.	/s/ Patrick A. Cronin
Michael J. Burke, Jr.	Patrick A. Cronin

/s/ Harold J. Burns	/s/ Daniel J. Duncan
Harold J. Burns	Daniel J. Duncan

/s/ Eric E. Burrough	/s/ Gary M. Gariglio
Eric E. Burrough	Gary M. Gariglio

/s/ David H. Bush	/s/ Gregory A. McConnell
David H. Bush	Gregory A. McConnell

/s/ Bruce J. Cady	/s/ Timothy L. Oesch
Bruce J. Cady	Timothy L. Oesch

/s/ David J. Churchill	/s/ Scot D. Sheldon
David J. Churchill	Scot D. Sheldon

/s/ Curt E. Coulter	/s/ Michelle M. Wendling
Curt E. Coulter	Michelle M. Wendling

[Signature Page to Voting Agreement]